                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

       CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
      FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.

                         Commission File Number 0-03415
                                     ------
                             STV GROUP, INCORPORATED
        ----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        205 WEST WELSH DRIVE, DOUGLASSVILLE, PA 19518 TEL: (610) 385-8200
        ----------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK PAR VALUE $0.01 PER SHARE
        ----------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
         ---------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                   Please place an X in the boxes to designate
                the appropriate rule Provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)      [ ]
         Rule 15d-6                [ ]

 Approximate number of holders of record as of the certification or notice date:

                                       One

Pursuant to the requirements of the Securities Exchange Act of 1934, STV Group, Incorporated has caused this certificate and notice to be signed on its behalf by the undersigned duly authorized person.

                                                 STV GROUP, INCORPORATED


Dated:  August 30, 2001                          By: /s/ Dominick M. Servedio
                                                     -------------------------
                                                     Dominick M. Servedio
                                                     Chief Executive Officer